Exhibit 99.1

Investor Contact:	Media Contacts:
Richard Crowley	Paul Kranhold/Andrew Cole
Micrel, Incorporated	Sard Verbinnen & Co
(408) 944-0800	(415) 618-8750

Micrel Confirms Receipt of Director Nomination Proposal

San Jose, CA, April 17, 2008 — Micrel, Incorporated (Nasdaq: MCRL) reported today that it has received notice from Obrem Capital Management LLC and certain of its affiliates that Obrem intends to nominate directors for election to Micrel’s Board of Directors at the Company’s 2008 annual meeting of shareholders.

The notice will be forwarded to the Nominating and Corporate Governance Committee of the Company’s Board of Directors for review. At this time, no action by Micrel’s shareholders is necessary.

About Micrel, Incorporated

Micrel, Incorporated is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, California with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: http://www.micrel.com.

IMPORTANT INFORMATION / SOLICITATION PARTICIPANTS LEGEND

The Company intends to file a proxy statement with the Securities and Exchange Commission in connection with its 2008 annual meeting of shareholders, which will be mailed to shareholders along with a white proxy card. Micrel, Incorporated and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Micrel, Incorporated in connection with the 2008 annual meeting of shareholders. Information regarding the interests of these directors and executive officers in connection with the matters to be voted on at the 2008 annual meeting of shareholders will be included in the proxy statement filed by Micrel, Incorporated in connection with such meeting. In addition, Micrel, Incorporated files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. These documents are available, and the proxy statement for the 2008 annual meeting of shareholders, when it is filed, will be available free of charge at the SEC’s web site at www.sec.gov or from Micrel, Incorporated at www.micrel.com. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.

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